EXHIBIT 99.1

OPTIMUMBANK HOLDINGS, INC.

COMMENCES PRIVATE PLACEMENT OF COMMON STOCK

FORT LAUDERDALE, FL, January 31, 2011 – OptimumBank Holdings, Inc. (Nasdaq:OPHC) (the “Company”) today announced that it has commenced a private placement of 7,500,000 shares of the Company’s common stock at a price of $2.00 per share. The completion of the offering is contingent upon the sale of a minimum of 5,000,000 shares, as well as shareholder approval of the terms of the offering and an amendment to the Company’s articles of incorporation to increase the number of authorized shares from 1,500,000 shares to 20,000,000. If the offering is consummated, the gross proceeds of offering, before payment of placement fees and offering expenses, will be a minimum of $10,000,000 and a maximum of $15,000,000.

The net proceeds of the offering will be used to fund the new business strategy for the Company’s subsidiary, OptimumBank, and to increase the regulatory capital of OptimumBank. The new business plan is intended to convert Optimum Bank from a wholesale banking model into a full-service community bank providing a high level of personal service and a variety of products to retail customers.

Sam Borek, Chairman of the Board, stated, “We believe that the offering will allow us to significantly increase our capital and implement our new business plan. The new capital will allow us to continue to service our current customer base and will provide us with the resources to establish new relationships and expand our offerings within the communities we serve.”

The Company expects to complete the offering on or before May 31, 2011.

The shares to be offered by the Company will not be registered under the United States Securities Act of 1933, as amended, or applicable state securities law, and may not be offered or sold in the United States absent registration under the Securities Act and applicable securities laws or available exemptions from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering sold would be unlawful.

Certain statements in this document may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors that may affect the Company.

CONTACT:	OptimumBank Holdings, Inc.
Sam Borek, Chairman of the Board Richard L. Browdy, President and CFO (954) 776-2332